Exhibit 99.1

FOR IMMEDIATE RELEASE

COX RADIO REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

ATLANTA, May 11, 2009 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month period ended March 31, 2009.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended March 31,
	2009	2008
Net revenues	$75,511	$97,802	(22.8)%

Station operating income (1)	14,981	36,158	(58.6)%

Station operating income margin (2)	19.8%	37.0%	—

Operating income	$7,969	$25,144	(68.3)%

Net income	3,967	12,809	(69.0)%

Net income per common share – diluted	$0.05	$0.14	—

Free cash flow (3)	9,367	21,944	(57.3)%

(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.

Operating Results – First Quarter 2009

Net revenues for the first quarter of 2009 were $75.5 million, down 22.8% from the first quarter of 2008. Due to the current economic downturn, many of our advertisers have reduced spending on advertising. Local revenues decreased 21.1% and national revenues decreased 32.4%, each as compared to the first quarter of 2008. Other revenues, which include Internet and other non-traditional revenues, decreased 13.3% as compared to the first quarter of 2008. For the quarter, net revenues were down for each of our stations as compared to the prior year.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. For the first quarter of 2009, cost of services increased $0.8 million, or 3.5%, over the first quarter of 2008. This increase was primarily the result of additional costs associated with programming talent in our Atlanta and Tampa markets.

Selling, general and administrative expenses are comprised of expenses incurred by our sales, promotion and general and administrative departments. These expenses decreased $3.9 million, or 9.8% as compared to the first quarter of 2008 primarily due to a decrease in sales commissions, associated with the corresponding decline in revenue, and reduced expenses associated with our Long-Term Incentive Plan (LTIP).

Corporate general and administrative expenses decreased $1.9 million, as compared to the first quarter of 2008, due to reduced expenses associated with our LTIP and decreased compensation expense.

Operating income for the first quarter of 2009 was $8.0 million, a $17.2 million decrease from the first quarter of 2008 primarily due to the economic downturn and advertising recession.

Interest expense during the first quarter of 2009 decreased $2.6 million, or 68.3%, when compared to the first quarter of 2008 due to a lower overall borrowing rate. The average interest rate on our credit facility was 1.4% during the first quarter of 2009 and 4.4% during the first quarter of 2008.

Income tax expense decreased approximately $5.6 million to $2.9 million in the first quarter of 2009 as compared to the first quarter of 2008. This decrease primarily related to the decrease in income over the same period. Our overall effective tax rate was 41.9% for the first quarter of 2009 and 39.9% for the first quarter of 2008.

Net income for the first quarter of 2009 was $4.0 million, a decrease of $8.8 million from the first quarter of 2008. This decrease was attributable to the various factors discussed above.

Other Matters

During the first quarter of 2009, we had one remaining share repurchase program through which Cox Radio, from time to time, may repurchase shares of its Class A common stock in the open market or through privately negotiated transactions. Repurchased shares are held in treasury, and we may commence, suspend or terminate repurchases without prior notice, depending on market conditions and various other factors.

During the first quarter of 2009, we repurchased 0.9 million shares of Class A common stock for an aggregate purchase price of approximately $4.9 million, including commissions and fees. As of March 31, 2009, we had purchased a total of approximately 22.3 million shares under all of our repurchase programs for an aggregate purchase price of approximately $266.3 million, including commissions and fees, at an average price of $11.92 per share. Approximately $33.7 million remained authorized for additional repurchases as of March 31, 2009. We suspended repurchases under the current share repurchase program in early March 2009.

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales or marketing services for 86 stations (71 FM and 15 AM) clustered in 19 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Contact:

Analysts and Investors	Analysts, Investors, Press or Media
Charles Odom	Chris Plunkett
Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4315	Ortega@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Net revenues:
Local	$54,289	$68,804
National	13,928	20,589
Other	7,294	8,409

Total revenues	75,511	97,802

Operating expenses:
Cost of services (exclusive of depreciation and amortization shown below)	24,455	23,618
Selling, general and administrative	36,391	40,329
Corporate general and administrative	4,022	5,967
Depreciation and amortization	2,555	2,701
Other operating expenses, net	119	43

Operating income	7,969	25,144

Other income (expense):
Interest expense	(1,223)	(3,861)
Other items, net	85	27

Income before income taxes	6,831	21,310

Current income tax expense	47	4,888
Deferred income tax expense	2,817	3,613

Total income tax expense	2,864	8,501

Net income	$3,967	$12,809

Net income per share - basic
Net income per common share	$0.05	$0.15

Net income per share - diluted
Net income per common share	$0.05	$0.14

Weighted average basic common shares outstanding	79,467	87,703

Weighted average diluted common shares outstanding	79,467	88,342

Selected Balance Sheet Data - Unaudited

(In thousands)

	March 31, 2009	December 31, 2008
Cash	$812	$603
Total assets	1,275,877	1,292,087
Amounts due from Cox Enterprises, Inc.	—	1,396

Amounts due to Cox Enterprises, Inc.	4,351	—
Long-term debt(1)	380,050	400,050
Total liabilities	630,218	645,365
Total shareholders’ equity	645,659	646,722

(1)	Consists of amounts borrowed under our revolving credit facility that currently expires in July 2011.

Supplemental Cash Flow Disclosures - Unaudited

(In thousands)

	Three Months Ended March 31,
	2009	2008
Net cash provided by operating activities	$23,726	$19,370
Net cash provided by (used in) investing activities	420	(4,453)
Net cash used in financing activities	(23,937)	(15,435)

Capital expenditures	743	1,621
Cash paid during the period for interest	1,393	4,129
Cash paid during the period for income taxes	573	6,183

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that: (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin and free cash flow.

•	Station operating income is operating income excluding other operating expenses, net, depreciation and amortization, non-cash compensation expense and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•

Free cash flow is net income plus deferred income tax expense, other operating expenses, net, depreciation and amortization and non-cash compensation expense, minus capital expenditures, and adjusted to eliminate other items, net and other non-recurring items.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Station operating income and free cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow should not be considered an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
	(In thousands)
Operating income	$7,969	$25,144
Adjustments:
Other operating expenses, net	119	43
Depreciation and amortization	2,555	2,701
Non-cash compensation expense	737	3,676
Corporate general and administrative (excludes $0.4 million and $1.4 million of non-cash compensation expense for the three-month periods ended March 31, 2009 and 2008, respectively)	3,601	4,594

Station operating income	$14,981	$36,158

The following table reconciles net income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended March 31,
	2009	2008
	(Unaudited)
	(In thousands)
Net income	$3,967	$12,809
Adjustments:
Deferred income tax expense	2,817	3,613
Other items, net	(85)	(27)
Other operating expenses, net	119	43
Depreciation and amortization	2,555	2,701
Non-cash compensation expense	737	3,676
Capital expenditures	(743)	(1,621)
Non-recurring item:
Proceeds from insurance recovery	—	750

Free cash flow	$9,367	$21,944